INVESTMENT ADVISORY AGREEMENT
     THIS AGREEMENT, dated as of                     , 2006, is made and entered into by and between Scottish Widows Investment Partnership Trust, a Delaware statutory trust (the “Trust”) and Scottish Widows Investment Partnership Ltd. (the “Adviser”).
     WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Adviser is engaged in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940, as amended; and
     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
     WHEREAS, the Trust established a series known as the Emerging Market Fund (the “Initial Fund”), together with all other series established by the Trust after the date of this Agreement with respect to which the Adviser renders management and investment advisory services pursuant to the terms of this Agreement, being herein collectively referred to as the “Funds” and individually as a “Fund.”
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:
     1. Appointment of Adviser.
     (a) Initial Fund. The Trust hereby appoints the Adviser to act as investment adviser to the Initial Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
     (b) Additional Funds. In the event that the Trust establishes one or more additional series of shares with respect to which it desires to retain the Adviser to render investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If the Adviser is willing to render such services, it shall so notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder. In such event a writing signed by both the Trust and the Adviser shall be annexed hereto as a part hereof indicating that such additional series of shares has become a Fund hereunder and reflecting the agreed-upon fee schedule for such Fund.
     2. Duties of Adviser.
     (a) The Adviser shall furnish continuously an investment program for each Fund. The Adviser shall have full discretionary authority to supervise, direct and manage the investment and reinvestment of the cash, securities and other property of each Fund, and to engage in such transactions with respect to each Fund as the Adviser may deem appropriate in its discretion, subject always to (i) the overall supervision, review and control of the Board of Trustees of the Trust, (ii) the investment objectives, policies and restrictions of each Fund and the description of the Fund’s investment program in the applicable prospectus, (iii) the provisions of the Trust Instrument and By-Laws of the Trust, and (iv) the 1940 Act, the Internal Revenue Code, and other applicable laws.
     (b) The Adviser shall supervise the Trust’s administrator, custodian, transfer agent, distributor and other service provides, subject always to (i) the overall supervision, review and control of the Board of Trustees of the Trust, (ii) the description of the Fund’s activities in the applicable prospectus, (iii) the provisions of the Trust Instrument and By-Laws of the Trust, and (iv) the 1940 Act, the Internal Revenue Code, and other applicable laws.
     (c) The Adviser shall provide the Trust and the Trust’s Administrator and other service providers with reasonable assistance in (i) the preparation of all reports now or hereafter required by applicable laws; and (ii) the preparation of prospectuses, registration statements and proxy statements.
     (d) The Adviser shall provide such personnel for managing the affairs of the Trust as shall be reasonably requested by the Board of Trustees of the Trust.
     3. Brokerage Transactions.
     (a) All orders for the purchase and sale of securities and derivative instruments for a Fund shall be placed in such markets and through such brokers, dealers or other parties, as the case may be, as the Adviser deems appropriate. In selecting a broker, dealer or other party for any transaction or series of transactions, the Adviser may consider a number of factors, including, for example, net price, reputation, financial strength and stability, efficiency of execution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions in the future, research services provided to the Adviser, order of call and other matters ordinarily involved in the receipt of brokerage services generally. The Adviser may effect securities transactions which cause a Fund to pay a commission in excess of the commission another broker would have charged, provided, however, that the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker, viewed in terms of either the specific transaction or the Adviser’s overall responsibilities to accounts for which the Adviser exercises investment discretion.
     (b) The Adviser may aggregate sales and purchase orders of securities held in a Fund with similar orders being made simultaneously for other accounts managed by the Adviser or its affiliates if, in the Adviser’s reasonable judgment, such aggregation would result in an overall economic benefit to the Fund. When aggregate sales and purchase orders occur, the objective of the Adviser (and any of its affiliates involved in such transactions) shall be to allocate the executions among the accounts managed by the Adviser or its affiliates in a manner believed by the Adviser or its affiliates to be fair and equitable for all accounts involved.
     4. Allocation of Expense.
     During the term of this Agreement, the Adviser shall bear all salaries, bonuses, health insurance, retirement benefits and similar costs of its employees (“employment costs”) and any overhead expenses incurred in connection with its duties hereunder and shall bear the employment costs of all officers and Trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Adviser. Notwithstanding the foregoing, the Board of Trustees of the Trust may approve reimbursement to the Adviser of the pro rata portion of the employment costs of the Trust’s Chief Compliance Officer and any other person employed by the Adviser who devotes substantial time to the operations of the Trust or any Fund; provided however that the Adviser shall not be reimbursed with respect to the investment activities referred to in Section 2(a). Subject to the foregoing, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser, including, without limitation, reasonable out-of-pocket expenses incurred for the Adviser’s personnel to attend meetings of the Trust’s shareholders or Trustees (it being understood that the Trust shall allocate such expenses between or among its Funds to the extent contemplated by its Trust Instrument).
     5. Advisory Fee.
     The Trust agrees that the Initial Fund shall pay to the Adviser a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid at a rate equal to one percent (1.00%) on an annual basis of the average daily net asset value of such Fund for such calendar month, commencing as of the date on which this Agreement becomes effective with respect to such Fund.
     In the case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which this Agreement is in effect with respect to such Fund, and the fee shall be computed based upon the average daily net asset value of such Fund during such period.
     6. Relations With Trust.
     Subject to and in accordance with the Trust Instrument and By-laws of the Trust and applicable law, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that directors, officers, agents and shareholders of the Adviser (or any successor thereof) are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise, that the Adviser (or any such successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Trust Instrument, By-laws and applicable law.
     7. Liability of Adviser.
     The Adviser shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement, nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     8. Duration, Amendment and Termination.
     (a) This Agreement shall become effective with respect to the Initial Fund on the later of (i) the date on which a Registration Statement with respect to its shares under the Securities Act of 1933, as amended, is first declared effective by the Securities and Exchange Commission or (ii) the date on which such Initial Fund commences operations or offering its shares to the public, and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with paragraph 1(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to the Initial Fund until the date which is two years after the effective date of this Agreement, and with respect to each additional Fund, for two years from the date on which this Agreement becomes effective for such Fund. Subsequent to such initial periods of effectiveness this Agreement shall continue in full force and effect, subject to Section 8(c), for successive one-year periods with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
     (b) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to any Fund until approved by vote of the holders of a majority of that Fund’s outstanding voting securities (as defined in the 1940 Act) if such a vote is required under the 1940 Act for such amendment.
     (c) This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on sixty (60) days’ prior written notice to the other party.
     (d) This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).
     (e) This Agreement may be amended or terminated with respect to one or more Funds without affecting the other Funds operating hereunder.

     9. Services Not Exclusive.
     The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.
     10. Name of Trust.
     It is understood that the phrases “Scottish Widows Investment Partnership” and “Scottish Widows” and any logos associated with that name are the valuable property of the Adviser and its parent company, Scottish Widows Group Limited, and that the Trust has the right to include such phrases as a part of its name and the names of its Funds only so long as this Agreement shall continue. Upon termination of this Agreement the Trust shall forthwith cease to use such phrases and logos.
     11. Notices.
     Notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, electronic transmission, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party to whom they are directed at such address as such party may designate from time to time for the receipt of such notices.
     12. Governing Law; Counterparts.
     This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to choice of law principles. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     13. Limitation of Liability.
     A copy of the Certificate of Statutory Trust establishing the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF , the parties hereto have executed this Agreement as of the date first above written.

Scottish Widows Investment	Scottish Widows Investment
Partnership Trust	Partnership Ltd.

By:	By:

Name:	Name:

Title:	Title: